SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 20, 1996

                       ACTION PERFORMANCE COMPANIES, INC.
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             (Exact name of registrant as specified in its charter)
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
          ARIZONA                                  1-11866                                       86-0704792
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      (State or other                       (Commission File No.)                          (IRS Employer ID No.)
jurisdiction of incorporation)
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                  2401 West First Street, Tempe, Arizona 85281
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               (Address of principal executive office) (Zip Code)

       Registrant's telephone number, including area code: (602) 894-0100
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Item 5.  Other Events.

         On June 20, 1996, Action Performance Companies, Inc. (the "Company") and Hasbro, Inc. ("Hasbro") entered into a letter of intent (the "Letter of Intent") pursuant to which the Company and Hasbro have agreed to enter into a license agreement (the "License Agreement"). The License Agreement will cover the exclusive sale by Hasbro of the Company's motorsports-related products in the mass-merchandise market (the "Licensed Products"). The Company and Hasbro currently are negotiating a definitive License Agreement, the terms of which may vary from the proposed terms set forth in the Letter of Intent, as described below.

         The License Agreement will cover products for which the Company has or will secure exclusive or non-exclusive licenses from racing drivers, car owners, manufacturers, or sponsors (the "Licensors"). Under the License Agreement, the Company will be responsible for acquiring and maintaining the license rights with the Licensors, and Hasbro will be responsible for all costs and other arrangements relating to tooling, manufacturing, transportation, marketing, distribution, and sales of Licensed Products. Hasbro will pay the Company royalties as described below, with minimum annual royalty payments in each year during the term of the License Agreement. Hasbro also will be responsible for royalties, including advances and guarantees, paid to Licensors for Licensed Products. Hasbro will pay or reimburse the Company for all license fees paid to Licensors for Licensed Products.

         The Licensed Products will consist of (i) die-cast replicas of motorsports vehicles and the 1/18th-scale plastic toy car that the Company currently markets, for which Hasbro will pay a royalty of 6.5% of the wholesale price with increases of up to 2.0% based on cost incentives and an additional 1.0% based on volume incentives, and (ii) all other products that Hasbro may market as licensed motorsports products, including, for example, radio-control cars, slot car sets, games (including CD-ROM interactive games), plush toys, figurines, play sets, walkie talkies, and other products, for which Hasbro will pay a royalty of 3.0% of the wholesale price. Hasbro currently markets certain of these products under the "Kenner," "Tonka," "Milton Bradley," and other brand names.

         Hasbro's initial focus under the License Agreement will be to develop, with the Company's guidance, a line of motorsports die-cast products for the retail mass-merchandise market. Hasbro will fund all capital requirements for this product line and will manufacture, distribute, and market the products under a Hasbro brand name to be determined. The Company and Hasbro intend to introduce this product line to the mass-market retail industry in the fall of 1996, with shipments expected to begin in December 1996 for January 1997 retail sales. The mass-market die-cast products manufactured and marketed by Hasbro will be completely distinct from the Company's current products and will not compete directly with the Company's current limited-edition motorsports die-cast collectible products.

         The License Agreement will provide for a term ending on December 31, 2001. Hasbro may extend the License Agreement for an additional three-year term, provided that total

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wholesale  revenue of Licensed  Products  exceeds a specified  amount during the initial five-year term.

         The Company believes that the License Agreement will enable it to remain focused on its core business of designing and marketing motorsports collectible products, while enabling the Company to benefit from Hasbro's retail mass merchandise marketing expertise and resources as a means of expanding the Company's product offerings without committing substantial resources to manufacturing and marketing activities.

         In addition to the License Agreement, the Letter of Intent provides that the Company and Hasbro will enter into an equity agreement (the "Put
Option") pursuant to which the Company will be able to require Hasbro to purchase $15.0 million of the Company's common stock at any time during a four-year period beginning on the date of execution of the Put Option, subject to the approval by Hasbro of the use of the proceeds of such exercise. The exercise price of the Put Option will be equal to the average closing price of the Company's common stock for the five business days prior to the date on which the Company exercises the Put Option. Upon the issuance and in consideration of the Put Option, the Company will issue to Hasbro five-year warrants to purchase 375,000 shares of the Company's common stock at an exercise price of $19.225 per share, which is equal to the average closing price of the Company's common stock for the five business days prior to the date on which the Letter of Intent was executed.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 24, 1996                      ACTION PERFORMANCE COMPANIES, INC.



                                   By: /s/ Christopher S. Besing
                                      -----------------------------
                                      Christopher S. Besing

                                      Vice President and Chief Financial Officer

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